SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2006

INNKEEPERS USA TRUST

(Exact name of registrant as specified in its charter)

Maryland	0-24568	65-0503831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

340 Royal Poinciana Way, Suite 306

Palm Beach, Florida 33480

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 835-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 21, 2006, Innkeepers USA Trust (the “Company”) entered into a definitive agreement to acquire the four hotels described below from Bethesda, Md.-based RLJ Urban Lodging Fund, L.P., an affiliate of RLJ Development, LLC, (the “Sellers”) for a purchase price of $215 million, excluding closing costs:

Hotel	Location	No. of Rooms
Residence Inn by Marriott	San Diego (Mission Valley), CA	192

Residence Inn by Marriott	Anaheim, CA	200

Hilton Suites	Anaheim, CA	230

Hilton	Ontario, CA	309

Total Rooms		931

In addition, the Company expects to spend approximately $2 million on certain property improvements. Concurrent with the closing, the Company intends to assume approximately $13.7 million of non-recourse debt on the Hilton Suites that matures on July 1, 2010. The non-recourse debt bears interest at a rate of 5.41% and provides for interest only payments until July 1, 2007 with principal payments thereafter based on a 25-year amortization. The loan may be prepaid any time after December 31, 2007.

Pursuant to the terms of the definitive agreement, the Company has made a $1 million deposit, which is refundable if the Company terminates the agreement on or prior to August 4, 2006. The Company must make an additional $4 million deposit by August 4, 2006, and the deposits are thereafter non-refundable except as expressly provided in the agreement. The Company must acquire all four of the hotels, if it acquires any of the hotels.

Closing of the acquisitions is subject to customary closing conditions and there can be no assurance that the Company will complete the acquisitions.

Item 7.01 Regulation FD.

On July 27, 2006, the Company issued a press release announcing the definitive agreement described in Item 1.01 above. A copy of the press release is furnished herewith as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release, dated July 27, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNKEEPERS USA TRUST
(Registrant)

Date: July 27, 2006	By:	/s/ Mark A. Murphy
Mark A. Murphy
General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press release, dated July 27, 2006.